Exhibit 99.1

TerraSea Environmental Solutions, LLC

Financial Statements as of December 31, 2016 (Unaudited)

and for the Period from January 1, 2017 to August 28, 2017 (Unaudited) and for the Years Ended
December 31, 2016 (Unaudited) and 2015, and Independent Auditor’s Report

TERRASEA ENVIRONMENTAL SOLUTIONS, LLC

Table of contents

Page

INDEPENDENT AUDITOR’S REPORT	2-3

FINANCIAL STATEMENTS AS OF DECEMBER 31, 2016 (UNAUDITED) AND

FOR THE PERIOD FROM JANUARY 1, 2017 TO AUGUST 28, 2017 (UNAUDITED) AND FOR THE YEARS ENDED DECEMBER 31, 2016 (UNAUDITED) AND 2015: Statement of Net Liabilities in Liquidation (Liquidation Basis)4

Statement of Changes in Net Liabilities in Liquidation (Liquidation Basis)5

Statements of Operations (Going Concern Basis)6

Statements of Members’ Deficit (Going Concern Basis)7 Statements of Cash Flows (Going Concern Basis)8 Notes to Financial Statements9–11

Independent Auditor's Report

To the Members of

TerraSea Environmental Solutions, LLC

We have audited the accompanying financial statements of TerraSea Environmental Solutions, LLC, which comprise the statements of operations (going concern basis), members’ deficit (going concern basis), and cash flows (going concern basis) for the year ended December 31, 2015, and the related notes to the financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the TerraSea Environmental Solutions, LLC's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the TerraSea Environmental Solutions, LLC's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations (going concern basis) and cash flows (going concern basis) of TerraSea Environmental Solutions, LLC for the year ended December 31, 2015 in accordance with accounting principles generally accepted in the United States of America.

Emphasis of a Matter

As discussed in Note 1 to the financial statements, the partners of TerraSea Environmental Solutions, LLC have determined that liquidation was imminent as of December 31, 2015. As a result, the Company changed its basis of accounting from the going concern basis to the liquidation basis as of that date. Our opinion is not modified with respect to that matter.

/s/ CohnReznick LLP

Chicago, Illinois

February 29, 2016

TERRASEA ENVIRONMENTAL SOLUTIONS, LLC
STATEMENT OF NET LIABILITIES IN LIQUIDATION (LIQUIDATION BASIS)
AS OF DECEMBER 31, 2016 (UNAUDITED)
(In thousands)

2016
(unaudited)
ASSETS
Cash	$1,030
Accounts receivable	607
Claim receivable	740
TOTAL	2,377

LIABILITIES
Advances from members	26,245
Accrued liquidation costs	284
TOTAL	26,529

NET LIABILITIES IN LIQUIDATION	$(24,152)

See notes to financial statements.

TERRASEA ENVIRONMENTAL SOLUTIONS, LLC
STATEMENT OF CHANGES IN NET LIABILITIES IN LIQUIDATION (LIQUIDATION BASIS)
FOR THE PERIOD FROM JANUARY 1, 2017 TO AUGUST 28, 2017 (UNAUDITED) AND FOR THE YEAR ENDED DECEMBER 31, 2016 (UNAUDITED)
(In thousands)
2017
(unaudited)
Net liabilities in liquidation as of December 31, 2016	$(24,152)
Changes in net liabilities in liquidation
Liquidating distribution to members	24,152
Net liabilities in liquidation as of August 28, 2017	$—

2016
(unaudited)
Net liabilities in liquidation as of December 31, 2015	$(24,068)
Changes in net liabilities in liquidation
Changes in accrued liquidation costs	(84)
Net liabilities in liquidation as of December 31, 2016	$(24,152)

See notes to financial statements.

TERRASEA ENVIRONMENTAL SOLUTIONS, LLC
STATEMENTS OF OPERATIONS (GOING CONCERN BASIS)
FOR THE YEAR ENDED DECEMBER 31, 2015
(In thousands)

2015
CONTRACT REVENUES	$6,960

COSTS OF CONTRACT REVENUES	10,761

GROSS LOSS	(3,801)

NET LOSS	$(3,801)

See notes to financial statements.

TERRASEA ENVIRONMENTAL SOLUTIONS, LLC
STATEMENTS OF MEMBERS' DEFICIT (GOING CONCERN BASIS)
FOR THE YEAR ENDED DECEMBER 31, 2015
(In thousands)

Members'
Deficit
BALANCE — December 31, 2014	(20,714)

Net loss	(3,801)

BALANCE — December 31, 2015	(24,515)

See notes to financial statements.

TERRASEA ENVIRONMENTAL SOLUTIONS, LLC
STATEMENTS OF CASH FLOWS (GOING CONCERN BASIS)
FOR THE YEAR ENDED DECEMBER 31, 2015
(In thousands)

2015
OPERATING ACTIVITIES:
Net loss	$(3,801)
Adjustments to reconcile net loss to net cash used in operating activities
Provision for loss contract	(4,221)
Changes in assets and liabilities:
Accounts receivable	(2,388)
Contract revenues in excess of billings	6,727
Accrued expenses	(1,032)

Net cash flows used in operating activities	(4,715)

FINANCING ACTIVITIES:
Advances from members	4,715

Net cash flows provided by financing activities	4,715

NET CHANGE IN CASH AND EQUIVALENTS	—

CASH AND CASH EQUIVALENTS — Beginning of year	72

CASH AND CASH EQUIVALENTS — End of year	$72

See notes to financial statements.

Notes to Financial Statements as of December 31, 2016 (Unaudited) and for the Period from January 1, 2017 to August 28, 2017 (Unaudited) and for the Years Ended December 31, 2016 (Unaudited) and 2015

(in thousands)

1.	NATURE OF BUSINESS AND Summary of significant accounting policies

Organization — TerraSea Environmental Solutions, LLC (the “Company” or “TerraSea”) is a limited liability company (LLC) organized on July 9, 2011, under Delaware law. TerraSea is 50% owned by Great Lakes Dredge & Dock Environmental, Inc. (“Great Lakes”), a member, and 50% owned by Environmental Remediation Holdings (“ERH”), a member, and is governed by a Board of Managers under the terms of a limited liability company agreement.

TerraSea provides water and land based environmental services in the area of clean up and remediation of sediments, soil and groundwater for both marine and land based projects. The joint venture was established to capitalize on the expertise of the two equal partners for projects in the United States offering optimally engineered global solutions for environmental cleanup needs.

TerraSea was dissolved effective August 28, 2017.

Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Revenue and Cost Recognition on Contracts — The Company’s contracts for dredging services are fixed-price contracts, which provide for remeasurement based on actual quantities dredged. The Company’s contracts for environmental and remediation projects are also fixed-price contracts, with others performed on a time-and-materials basis. Contract revenues are recognized under the percentage-of-completion method based on the Company’s engineering estimates of the physical percentage completed for dredging projects and based on costs incurred to date compared to total estimated costs for fixed-price environmental and remediation projects. For dredging projects, costs of contract revenues are adjusted to reflect the gross profit percentage expected to be achieved upon ultimate completion. For environmental and remediation contracts, contract revenues are adjusted to reflect the estimated gross profit percentage. Revisions in estimated gross profit percentages are recorded in the period during which the change in circumstances is experienced or becomes known. Provisions for estimated losses on contracts in progress are made in the period in which such losses are determined. Change orders are not recognized in revenue until the recovery is probable and collectability is reasonably assured. Claims for additional compensation due to the Company are not recognized in contract revenues until such claims are settled. Billings on contracts are generally submitted after verification with the customers of physical progress and may not match the timing of revenue recognition. The difference between amounts billed and recognized as revenue is reflected in the balance sheet as either contract revenues in excess of billings or billings in excess of contract revenues. Modifications may be negotiated when a change from the original contract specification is encountered, and a change in project scope, performance methodology and/or material disposal is necessary. Thus, the resulting modification is considered a change in the scope of the original project to which it relates. Significant expenditures incurred incidental to major contracts are deferred and recognized as contract costs based on contract performance over the duration of the related project. These expenditures are reported as prepaid expenses.

The components of costs of contract revenues include labor, equipment (including depreciation, maintenance, insurance and long‑term rentals), subcontracts, fuel and project overhead. Hourly labor is generally hired on a project‑by‑project basis. Costs of contract revenues vary significantly depending on the type and location of work performed and assets utilized.

Income Taxes — The Company is treated as a partnership for federal and state income tax reporting purposes and is not subject to corporate income taxes on the taxable income. For income tax purposes, the Company reports income on the percentage of completion, capitalized cost method of accounting.

Classification of Current Assets and Liabilities — The Company includes in current assets and liabilities amounts realizable and payable in the normal course of contract completion, unless completion of such contracts extends significantly beyond one year.

Cash Equivalents — The Company considers all highly liquid investments with a maturity at purchase of three months or less to be cash equivalents.

Accounts Receivable — Net — Accounts receivable represent amounts due or billable under the terms of contracts with customers, including amounts related to retainage. The Company anticipates collection of retainage generally within one year, and accordingly presents retainage as a current asset. The Company provides an allowance for estimated uncollectible accounts receivable when events or conditions indicate that amounts outstanding are not recoverable.

Fair Value —The carrying value of accounts receivable and other financial instruments included in current assets and current liabilities approximates fair value due to the short-term maturities of these instruments.

Liquidation—Based on discussions with the Company’s partners, it was determined that liquidation at TerraSea was imminent as of December 31, 2015. The Company finished dredging operations in October and demobilized in December 2015. Based on completion of the Company’s one project, effective December 31, 2015, the Company applied the liquidation basis of accounting on a prospective basis. The liquidation basis of accounting requires the Company to estimate amounts of cash or other consideration it expects to collect and to accrue all costs associated with implementing and completing the plan of liquidation and requires management to make estimates that affect the amounts reported in the combined financial statements and related notes. To the extent there are any changes in the Company’s December 31, 2015 initial estimates, there will be changes reflected in the Statement of Changes in Net Liabilities in Liquidation.

TerraSea completed its final project in 2016 and the Company was dissolved on August 28, 2017.

The financial statements for the year ended December 31, 2015, were prepared on the going concern basis of accounting, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

2.	Cumulative effect of accounting change/net LIABILITIES in liquidation

The following is a reconciliation of Members’ Deficit under the going concern basis of accounting to net liabilities in liquidation under the liquidation basis of accounting as of December 31, 2015.

Members' Deficit as of December 31, 2015	$(24,515)
Increase due to claims on project	740
Liability for accrued estimated disposal costs of liquidation	(192)
Adjustments to reflect the change to the liquidation basis of accounting	548
Estimated value of net liabilities in liquidation as of December 31, 2015	$(23,967)

In applying liquidation basis of accounting, the Company recognized a decrease of $548 in its estimated value of net liabilities in liquidation. This estimated value of net liabilities in liquidation includes projections of costs and expenses to be incurred during the time it takes to complete the plan of liquidation. There is inherent uncertainty with these projects, and they could change materially based on the timing of the completion of all the steps necessary for the liquidation.

3.    Major customers and concentrations of risk

The Company had one customer that represented 99.2% of contract revenues in 2015.

4.    COMMITMENTS AND CONTINGENCIES

Commitments include the usual obligations of construction contractors for completion of contracts and those incurred in the ordinary course of business.

5.    Related‑party transactions

The Company has no direct employees and pays no invoices directly, so each member incurs expenses on behalf of TerraSea and recharges the costs to the joint venture. Since inception, the Company received advances of $24,693 as of December 31, 2016, from Great Lakes and $593 as of December 31, 2016 from ERH, net of funds retained by members from project receivables collections, to fund working capital needs of TerraSea. The outstanding balance is shown as advances from members in the statement of net liabilities in liquidation.

All advances from Great Lakes and ERH have been settled as of August 28, 2017.

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